UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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INCONTACT, INC.

(Name of Registrant as Specified In Its Charter)

Commission File No. :001-33762

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inContact, Inc.

7730 South Union Park Avenue, Suite 500

Salt Lake City, UT 84047

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 11, 2014

The following information supplements and amends the proxy statement (the “Proxy Statement”) of inContact, Inc. (“we,” “us,” “our,” the “Company,” or “inContact”) furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the 2014 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to shareholders on or about May 23, 2014.

THE PROXY STATEMENT SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The following supplemental disclosure concerns the recommendation of the Board that the shareholders of the Company to approve an amendment to the inContact 2008 Equity Incentive Plan (the “2008 Plan”) increasing the number of common shares available for awards under the Plan by 1,000,000 to a total of 7,772,500 shares, as described in Proposal No. 3 in the Proxy Statement. This information is in addition to the information required to be provided to the Company’s shareholders under the applicable proxy disclosure rules.

Supplemental Disclosure Concerning Proposal No. 3

Increase Number of Shares Available for Awards under the 2008 Equity Incentive Plan

As described in the Proxy Statement, the 2008 Plan is designed to promote the interests of inContact and its shareholders. The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to our success, to be competitive in the labor markets in which we compete for talent, to encourage ownership of our common stock by employees and directors, and to promote our success by providing both rewards for exceptional performance and long-term incentives for future contributions. We believe that having a significant portion of our executives’ compensation in stock incentivizes them to perform at the highest level and contribute significantly to the Company’s long term success by aligning the interests of the executives to the Company and our shareholders.

On May 6, 2014, we announced our acquisition of CallCopy, Inc., a Delaware corporation doing business as Uptivity (“Uptivity”). Uptivity provides a complete mid-market workforce optimization suite of services to call centers comprised of speech and desktop analytics, agent coaching, call and desktop recording, as well as quality, performance, workforce management and satisfaction surveys. The purchase price was approximately $50.2 million, including Uptivity’s unaudited adjusted net current assets of approximately $5.8 million as of the closing date, which was estimated for purposes of closing and subject to adjustment in certain circumstances and verification in a final closing balance sheet for Uptivity. The purchase price was paid with cash in the amount of $14.6 million and 4,256,244 shares of the Company’s common stock valued at $35.6 million. In connection with the acquisition, we agreed to award under the 2008 Plan to employees of Uptivity options to purchase a total of 162,866 shares of inContact common stock in exchange for unvested Uptivity stock options.

As of April 28, 2014, the number of common shares authorized for awards under the 2008 Plan was 6,772,500, of which 6,202,345 were subject to outstanding awards, leaving only 570,155 shares available for future awards. Before the acquisition of Uptivity the Board of Directors did not believe that the number of shares available for issuance under the 2008 Plan was sufficient in light of our compensation strategy and objectives. After the acquisition of Uptivity and issuance of the awards described above, we now have only 407,289 shares available for awards under the 2008 Plan. The situation has worsened and the Board believes an increase in the number of shares available for issuance under the 2008 Plan is even more crucial to provide the tools we need to pursue our compensation strategy and objectives. Accordingly, the Board reaffirms its proposal to increase the number of shares authorized for awards under the 2008 Plan by 1,000,000 shares, from 6,772,500 to 7,772,500.

Potential Dilutive Impact of Increase Number of Shares Available for Awards under the 2008 Plan

Burn Rate Analysis. In making the original recommendation for Board approval of the proposed increase in the number of shares authorized for awards under the 2008 Plan by 1,000,000 shares, from 6,772,500 to 7,772,500, the Compensation Committee (the “Committee”) considered inContact’s desire to have a sufficient number of shares available for grant that would enable inContact to meet its compensation objectives. In setting the amount of shares being sought in Proposal No. 3, the Committee considered the historical equity awards granted in the past three years. In fiscal years 2013, 2012 and 2011, under the 2008 Plan inContact granted equity awards representing a total of approximately 1,280,276 shares, 1,252,000 shares, and 952,544 shares, respectively. For these three years under the 2008 Plan, inContact’s average burn rate for share awards under the 2008 Plan as a percentage of average basic shares outstanding in those years was 2.45% based on the Institutional Shareholder Services (“ISS”) calculation methodology, which is well below the ISS burn rate cap guideline of 4.22% for the industry in which inContact operates.

Overhang Analysis. The total number of shares authorized for awards under the 2008 Plan at April 28, 2014, was 6,772,500. Of that number 2,686,827 shares were issued in prior years upon the exercise or vesting of awards, 3,515,518 shares were subject to outstanding awards, and 570,155 shares were available for future awards. The sum of the shares subject to outstanding awards and available for future awards (commonly referred to as the overhang) as a percentage of that sum plus 56,461,023 shares of common stock outstanding is 6.7%. An increase of 1,000,000 shares authorized under the 2008 Plan to a total of 7,772,500 shares would increase the number of shares subject to outstanding awards and available for future awards under the 2008 Plan by 1.6% to 5,085,673, or 8.3% of that amount plus the number of common shares outstanding at April 28, 2014. In the overall mix of factors considered by the Committee in recommending the proposed increase to the Board, overhang was not significant. After giving effect to the issuance of an additional 4,256,244 shares of common stock in the acquisition of Uptivity and assuming Proposal No. 3 is approved, the sum of the shares subject to outstanding awards and available for future awards as a percentage of that sum plus the outstanding shares after the acquisition is 7.7%.

Projected Equity Award Grants. While the terms of the 2008 Plan specify the maximum number of shares of common stock that may be subject to awards, the actual grant of awards will continue to be subject to the Committee’s business judgment and discretion. Since the 2008 Plan does not contemplate the amount or timing of specific equity awards, it is not possible to calculate the amount of subsequent dilution that may ultimately result from such awards. No proposals have been made to the Committee with respect to grants, and it is expected that grants of awards will be consistent with past practices in the absence of any future developments that would give reason for deviating from those practices.

Based on the foregoing, the Committee and the Board believe that the proposal to amend the inContact 2008 Plan increasing the number of common shares available for awards under the Plan by 1,000,000 to a total of 7,772,500 shares, as described in Proposal No. 3 in the Proxy Statement is appropriate and beneficial to inContact because it allows inContact to continue to offer stock options and alternative equity awards to employees, directors, and consultants as part of its overall compensation package.

To view the 2013 annual report to shareholders and the Proxy Statement, please go to: www.proxydocs.com/saas.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.